CDW Reports Second Quarter 2020 Earnings
Reinforces Power of Business Model and Strategy

(Dollars in millions, except per share amounts)	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	% Chg.	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	% Chg.
Net Sales	$4,365.7	$4,629.9	(5.7)	$8,754.9	$8,587.8	1.9
Average Daily Sales[1]	68.2	72.3	(5.7)	68.4	67.6	1.1
Gross Profit	747.2	773.8	(3.4)	1,503.7	1,445.9	4.0
Operating Income	283.4	300.3	(5.6)	529.2	529.2	—
Net Income	189.1	196.6	(3.8)	357.0	349.5	2.2
Non-GAAP Operating Income[2]	338.2	358.4	(5.6)	642.1	645.7	(0.5)
Net Income per Diluted Share	$1.31	$1.33	(1.1)	$2.47	$2.35	5.1
Non-GAAP Net Income per Diluted Share[2]	$1.56	$1.60	(2.6)	$2.94	$2.84	3.4
[1] There were 64 selling days for both the three months ended June 30, 2020 and 2019. There were 128 and 127 selling days for the six months ended June 30, 2020 and 2019, respectively.
[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

LINCOLNSHIRE, Ill., August 5, 2020 -- CDW Corporation (Nasdaq:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced second quarter 2020 results. CDW also announced the approval by its Board of Directors of a quarterly cash dividend to be paid in September 2020.
“This quarter, our financial results reflected variances across our diversified customer end markets directly related to the impact of the COVID-19 pandemic,” said Christine A. Leahy, chief executive officer, CDW.  “I am extremely proud of our dedicated coworkers, who continued to meet the needs of our customers amidst unprecedented circumstances.  Customer priorities included remote enablement, business continuity, security, optimization, and digital transformation.”
“CDW continues to be in a position of financial strength,” said Collin B. Kebo, chief financial officer, CDW. “We are confident in our balance sheet and liquidity position.  We will continue to balance managing risk while supporting our customers.”
“While the depth and duration of the impact from COVID-19 remain unknowable, I am confident that technology will continue to be essential throughout this health and economic crisis and the recovery beyond.  CDW will continue to invest in capabilities, and our coworkers will continue to orchestrate integrated solutions from our broad technology portfolio to deliver strategic outcomes for our customers,” concluded Leahy.

A cash dividend of $0.38 per share will be paid on September 10, 2020 to all stockholders of record as of the close of business on August 25, 2020.
Second Quarter of 2020 Highlights:

Total Net sales in the second quarter of 2020 were $4,366 million, compared to $4,630 million in the second quarter of 2019, a decrease of 5.7 percent. There were 64 selling days for both the three months ended June 30, 2020 and 2019. Net sales on a constant currency basis decreased 5.3 percent. Currency impact to Net sales growth was driven by unfavorable translation of the British pound and Canadian dollar to US dollar. Second quarter Net sales performance included:

•	Total Corporate segment Net sales of $1,558 million, 17.3 percent lower than the second quarter of 2019.

•	Total Small Business segment Net sales of $302 million, 19.9 percent lower than the second quarter of 2019.

•
Total Public segment Net sales of $2,022 million, 9.9 percent higher than the second quarter of 2019. Public results were driven by an increase in Net sales to Government and Education customers of 24.4 percent and 13.3 percent, respectively. Net sales to Healthcare customers decreased 12.8 percent.

•	Net sales for CDW's UK and Canadian operations, combined as “Other” for financial reporting purposes, of $484 million, 8.4 percent lower than the second quarter of 2019.
Gross profit in the second quarter of 2020 was $747 million, compared to $774 million for the second quarter of 2019, representing a decrease of 3.4 percent. Gross profit margin was 17.1 percent in the second quarter of 2020 versus 16.7 percent in the second quarter of 2019. Gross profit margin was positively impacted by product margin and by the mix of netted down revenues that are booked net of cost of goods sold, primarily software as a service.
Total selling and administrative expenses were $464 million in the second quarter of 2020, compared to $474 million in the second quarter of 2019, representing a decrease of 2.1 percent. This decrease was primarily driven by lower sales payroll consistent with lower gross profit, reduced performance-based compensation, and cost saving measures, including decreased travel and entertainment, and ongoing productivity and efficiency efforts. These reductions were partially offset by COVID-19 related costs.
Operating income was $283 million in the second quarter of 2020, compared to $300 million in the second quarter of 2019, representing a decrease of 5.6 percent. Non-GAAP operating income was $338 million in the second quarter of 2020, compared to $358 million in the second quarter of 2019, representing a decrease of 5.6 percent. The Non-GAAP operating income margin was 7.7 percent in both the second quarter of 2020 and the second quarter of 2019.
Net interest expense was $40 million in the second quarter of 2020 compared to $41 million in the second quarter of 2019, representing a decrease of 1.8 percent.
The effective tax rate was 22.9 percent in the second quarter of 2020, compared to 24.7 percent in the second quarter of 2019, which resulted in tax expense of $56 million and $65 million, respectively. The decrease was primarily related to higher excess tax benefits on equity-based compensation in 2020.
Net income was $189 million in the second quarter of 2020, compared to $197 million in the second quarter of 2019, representing a decrease of 3.8 percent. Non-GAAP net income was $225 million in the second quarter of 2020, compared to $238 million in the second quarter of 2019, representing a decrease of 5.2 percent.
Weighted average diluted shares outstanding were 144 million for the second quarter of 2020, compared to 148 million for the second quarter of 2019. Net income per diluted share for the second quarter of 2020 was $1.31, compared to $1.33 for the second quarter of 2019, representing a decrease of 1.1 percent. Non-GAAP net income per diluted share for the second quarter of 2020 was $1.56, compared to $1.60 for the second quarter of 2019, representing a decrease of 2.6 percent.
Year to Date 2020 Highlights:

Total Net sales in the first six months ("year to date") of 2020 were $8,755 million, compared to $8,588 million for year to date 2019, an increase of 1.9 percent. There were 128 and 127 selling days for the six months ended June 30, 2020 and 2019, respectively. On an average daily sales basis, Net sales growth was 1.1 percent and Net sales growth on a constant currency average daily sales basis was 1.5 percent. Currency impact to Net sales growth was driven by unfavorable translation of the British pound and Canadian dollar to US dollar. The year to date Net sales performance, on an average daily sales basis, included:

•	Total Corporate segment Net sales of $3,469 million, 4.9 percent lower than 2019.

•	Total Small Business segment Net sales of $694 million, 6.1 percent lower than 2019.

•
Total Public segment Net sales of $3,547 million, 11.0 percent higher than 2019. Public results were led by Net sales to Government and Education customers, which increased 19.8 percent and 14.3 percent, respectively. Net sales to Healthcare customers decreased 3.3 percent.

•	Net sales for CDW's UK and Canadian operations, combined as “Other” for financial reporting purposes, were $1,045 million, 2.5 percent lower than 2019.
Gross profit for year to date 2020 was $1,504 million, compared to $1,446 million for 2019, representing an increase of 4.0 percent. Gross profit margin was 17.2 percent for year to date 2020 versus 16.8 percent for 2019. Gross profit margin was positively impacted by product margin.
Total selling and administrative expenses were $975 million for year to date 2020, compared to $917 million for 2019, representing an increase of 6.3 percent. This increase was primarily due to a higher provision for credit losses driven by increased reserves reflecting the expected economic impact of the COVID-19 pandemic, higher payroll expenses consistent with higher coworker count and higher gross profit, and COVID-19 related costs.
Operating income was $529 million for both year to date 2020 and 2019. Non-GAAP operating income was $642 million for year to date 2020, compared to $646 million for 2019, representing a decrease of 0.5 percent. The Non-GAAP operating income margin was 7.3 percent for 2020 versus 7.5 percent for 2019.

Net interest expense was $78 million for year to date 2020, compared to $79 million for 2019, representing a decrease of 1.5 percent.

The effective tax rate for year to date 2020 was 21.9 percent, which resulted in tax expense of $100 million, compared to a 22.8 percent effective tax rate and tax expense of $103 million for 2019. The decrease in the effective tax rate was primarily driven by higher excess tax benefits on equity-based compensation in 2020, partially offset by a discrete tax benefit related to CDW Canada's acquisition of Scalar Decisions Inc. in 2019.
Net income was $357 million for year to date 2020, compared to $349 million for 2019, representing an increase of 2.2 percent. Non-GAAP net income was $425 million for year to date 2020, compared to $423 million for 2019, representing an increase of 0.5 percent.
Weighted average diluted shares outstanding were 145 million for year to date 2020, compared to 149 million for 2019. Net income per diluted share for year to date 2020 was $2.47 compared to $2.35 for 2019, representing an increase of 5.1 percent. Non-GAAP net income per diluted share for year to date 2020 was $2.94, compared to $2.84 for 2019, representing an increase of 3.4 percent.

Forward-Looking Statements
Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those described in such statements. These risks and uncertainties include, among others, the COVID-19 pandemic and actions taken in response thereto and the associated impact on our business, results of operations, cash flows, financial condition and liquidity; global and regional economic and political conditions; decreases in spending on technology products and services; CDW's relationships with vendor partners and terms of their agreements; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; potential interruptions of the flow of products from suppliers; CDW's level of indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security and failure to protect our information technology systems from cybersecurity threats; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential adverse occurrences at one of CDW's primary facilities or customer data centers; increases in the cost of commercial delivery services or disruptions of those services; CDW's exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW's operating results; fluctuations in foreign currency; current and future legal proceedings and audits; changes in laws, including regulations or interpretations thereof; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that its plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that it will achieve those plans, intentions or expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Information
Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and related payroll taxes, and acquisition and integration expenses. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP income before income taxes and Non-GAAP net income exclude, among other things, charges related to acquisition-related intangible asset amortization, equity-based compensation, net loss on extinguishment of long-term debt, acquisition and integration expenses, and the associated tax effects of each. Net sales growth on a constant currency basis is defined as Net sales growth excluding the impact of foreign currency translation on Net sales compared to the prior period.
Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP.
CDW believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of CDW's business, as they remove the impact of items that management believes are not reflective of underlying operating performance. CDW uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business.
The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures. Non-GAAP measures used by CDW may differ from similar measures used by other companies, even when similar terms are used to identify such measures.
About CDW
CDW Corporation (Nasdaq:CDW) is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs over 10,000 coworkers. For the trailing twelve months ended June 30, 2020, CDW generated Net sales over $18 billion. For more information about CDW, please visit www.CDW.com.
Webcast
CDW Corporation will hold a conference call today, August 5, 2020 at 7:30 a.m. CT/8:30 a.m. ET to discuss its second quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries                    Media Inquiries
Brittany A. Smith                    Sara Granack
Vice President, Investor Relations and        Vice President, Corporate Communications
Financial Planning and Analysis            (847) 419-7411
(847) 968-0238                    mediarelations@cdw.com
investorrelations@cdw.com

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change(i)	2020	2019	% Change(i)

Net sales	$4,365.7	$4,629.9	(5.7)%	$8,754.9	$8,587.8	1.9%
Cost of sales	3,618.5	3,856.1	(6.2)	7,251.2	7,141.9	1.5

Gross profit	747.2	773.8	(3.4)	1,503.7	1,445.9	4.0

Selling and administrative expenses	463.8	473.5	(2.1)	974.5	916.7	6.3
Operating income	283.4	300.3	(5.6)	529.2	529.2	—

Interest expense, net	(39.7)	(40.5)	(1.8)	(77.6)	(78.8)	(1.5)
Other income, net	1.7	1.4	20.9	5.6	2.4	nm*

Income before income taxes	245.4	261.2	(6.0)	457.2	452.8	1.0

Income tax expense	(56.3)	(64.6)	(13.0)	(100.2)	(103.3)	(3.0)

Net income	$189.1	$196.6	(3.8)%	$357.0	$349.5	2.2%

Net income per common share:
Basic	$1.32	$1.35	(1.6)%	$2.50	$2.39	4.9%
Diluted	$1.31	$1.33	(1.1)%	$2.47	$2.35	5.1%

Weighted-average common shares outstanding:
Basic	142.4	145.7		142.5	146.3
Diluted	144.3	148.3		144.6	148.7

* Not meaningful

(i)	There were 64 selling days for both the three months ended June 30, 2020 and 2019. There were 128 and 127 selling days for the six months ended June 30, 2020 and 2019, respectively.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

CDW has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis for the three and six months ended June 30, 2020 and 2019 below.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2020	% of Net sales	2019	% of Net sales	2020	% of Net sales	2019	% of Net sales

Operating income	$283.4	6.5%	$300.3	6.5%	$529.2	6.0%	$529.2	6.2%
Amortization of intangibles(i)	44.4		44.7		89.0		89.1
Equity-based compensation	5.6		12.2		14.4		24.9
Other adjustments(ii)	4.8		1.2		9.5		2.5
Non-GAAP operating income	$338.2	7.7%	$358.4	7.7%	$642.1	7.3%	$645.7	7.5%

(i)	Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii)	Includes other expenses such as payroll taxes on equity-based compensation, expenses related to the relocation of the downtown Chicago office, and acquisition and integration expenses.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended June 30,
	2020				2019
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

GAAP, as reported	$245.4	$(56.3)	$189.1	22.9%	$261.2	$(64.6)	$196.6	24.7%	(3.8)%
Amortization of intangibles(ii)	44.4	(11.1)	33.3		44.7	(11.2)	33.5
Equity-based compensation	5.6	(6.3)	(0.7)		12.2	(5.5)	6.7
Other adjustments(iii)	4.8	(1.2)	3.6		1.2	(0.3)	0.9
Non-GAAP	$300.2	$(74.9)	$225.3	24.9%	$319.3	$(81.6)	$237.7	25.6%	(5.2)%

GAAP net income per diluted share			$1.31				$1.33
Non-GAAP net income per diluted share			$1.56				$1.60
Shares used in computing GAAP and Non-GAAP net income per diluted share			144.3				148.3

(i)	Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)	Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii)	Includes other expenses such as payroll taxes on equity-based compensation, expenses related to the relocation of the downtown Chicago office, and acquisition and integration expenses.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Six Months Ended June 30,
	2020				2019
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

GAAP, as reported	$457.2	$(100.2)	$357.0	21.9%	$452.8	$(103.3)	$349.5	22.8%	2.2%
Amortization of intangibles(ii)	89.0	(22.2)	66.8		89.1	(22.5)	66.6
Equity-based compensation	14.4	(20.0)	(5.6)		24.9	(16.8)	8.1
Other adjustments(iii)	9.5	(2.4)	7.1		2.5	(3.6)	(1.1)
Non-GAAP	$570.1	$(144.8)	$425.3	25.4%	$569.3	$(146.2)	$423.1	25.7%	0.5%

GAAP net income per diluted share			$2.47				$2.35
Non-GAAP net income per diluted share			$2.94				$2.84
Shares used in computing GAAP and Non-GAAP net income per diluted share			144.6				148.7

(i)	Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)	Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii)	Includes other expenses such as payroll taxes on equity-based compensation, expenses related to the relocation of the downtown Chicago office, and acquisition and integration expenses.

CDW CORPORATION AND SUBSIDIARIES
NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change(i)	2020	2019	% Change	Average Daily % Change(ii)
Net sales, as reported	$4,365.7	$4,629.9	(5.7)%	$8,754.9	$8,587.8	1.9%	1.1%
Foreign currency translation(iii)	—	(17.8)		—	(26.8)
Net sales, on a constant currency basis	$4,365.7	$4,612.1	(5.3)%	$8,754.9	$8,561.0	2.3%	1.5%

(i)	There were 64 selling days for both the three months ended June 30, 2020 and 2019.

(ii)	There were 128 and 127 selling days for the six months ended June 30, 2020 and 2019, respectively.

(iii)	Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30, 2020	December 31, 2019	June 30, 2019
Assets	(unaudited)		(unaudited)

Current assets:
Cash and cash equivalents	$958.4	$154.0	$194.5
Accounts receivable, net of allowance for credit losses of $30.7, $7.9, and $8.9, respectively	3,029.0	3,002.2	2,967.3
Merchandise inventory	694.8	611.2	652.2
Miscellaneous receivables	353.9	395.1	406.0
Prepaid expenses and other	199.7	171.6	205.3
Total current assets	5,235.8	4,334.1	4,425.3

Operating lease right-of-use assets	137.3	131.8	117.3
Property and equipment, net	326.5	363.1	163.4
Goodwill	2,532.1	2,553.0	2,524.7
Other intangible assets, net	492.9	594.1	660.5
Other assets	24.9	23.3	30.7
Total assets	$8,749.5	$7,999.4	$7,921.9

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$1,809.0	$1,835.0	$2,055.8
Accounts payable - inventory financing	479.1	429.9	465.7
Current maturities of long-term debt	37.9	34.1	25.5
Contract liabilities	275.4	252.2	200.8
Accrued expenses and other current liabilities	960.1	940.2	712.5
Total current liabilities	3,561.5	3,491.4	3,460.3

Long-term liabilities:
Debt	3,861.6	3,283.2	3,253.3
Deferred income taxes	67.6	62.4	123.1
Operating lease liabilities	138.0	131.1	86.6
Other liabilities	65.2	71.0	62.5
Total long-term liabilities	4,132.4	3,547.7	3,525.5

Total stockholders’ equity	1,055.6	960.3	936.1
Total liabilities and stockholders’ equity	$8,749.5	$7,999.4	$7,921.9

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change(i)	2020	2019	% Change	Average Daily % Change(i)

Corporate	$1,557.5	$1,883.9	(17.3)%	$3,468.5	$3,620.1	(4.2)%	(4.9)%

Small Business	302.1	377.4	(19.9)	693.6	733.0	(5.4)	(6.1)

Public
Government	719.7	578.4	24.4	1,288.2	1,066.8	20.8	19.8
Education	876.8	773.6	13.3	1,353.0	1,174.0	15.2	14.3
Healthcare	425.6	488.1	(12.8)	906.2	930.0	(2.6)	(3.3)
Total Public	2,022.1	1,840.1	9.9	3,547.4	3,170.8	11.9	11.0

Other	484.0	528.5	(8.4)	1,045.4	1,063.9	(1.7)	(2.5)

Total Net sales	$4,365.7	$4,629.9	(5.7)%	$8,754.9	$8,587.8	1.9%	1.1%

(i)	There were 64 selling days for both the three months ended June 30, 2020 and 2019. There were 128 and 127 selling days for the six months ended June 30, 2020 and 2019, respectively.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)

	June 30, 2020	December 31, 2019	June 30, 2019
	(unaudited)		(unaudited)
Debt and Revolver Availability
Cash and cash equivalents	$958.4	$154.0	$194.5
Total debt	3,899.5	3,317.3	3,278.8
Revolver availability	1,029.5	1,106.2	1,036.0
Cash plus revolver availability	1,987.9	1,260.2	1,230.5

Working Capital(i)
Days of sales outstanding	59	57	52
Days of supply in inventory	18	14	14
Days of purchases outstanding	(52)	(53)	(50)
Cash conversion cycle	25	18	16

(i)	Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Six Months Ended June 30,
	2020	2019

Cash flows provided by operating activities	$515.8	$414.5

Capital expenditures(i)	(100.0)	(43.9)
Acquisition of business, net of cash acquired	—	(75.0)
Cash flows used in investing activities	(100.0)	(118.9)

Net change in accounts payable - inventory financing	52.3	36.3
Other cash flows provided by (used in) financing activities	342.0	(341.5)
Cash flows provided by (used in) financing activities	394.3	(305.2)

Effect of exchange rate changes on cash and cash equivalents	(5.7)	(1.7)
Net increase (decrease) in cash and cash equivalents	804.4	(11.3)
Cash and cash equivalents - beginning of period	154.0	205.8
Cash and cash equivalents - end of period	$958.4	$194.5

Supplementary disclosure of cash flow information:
Interest paid	$(67.2)	$(76.0)
Taxes paid, net	$(21.5)	$(115.2)

(i)	Includes expenditures for revenue generating assets.